JINPAN INTERNATIONAL LIMITED

CERTIFIED TRUE COPY OF A RESOLUTION
ADOPTED BY THE DIRECTORS
PURSUANT TO THE ARTICLES OF ASSOCIATION
OF THE COMPANY ON THE 18TH DAY OF JUNE, 2008

Amendment to the Memorandum of Association

RESOLVED THAT the Company amend its Memorandum of Association to effect a combination of its shares on a 2:1 basis; and

RESOLVED THAT the Company amend its Memorandum of Association to decrease its authorised capital by US$189,000 to US$189,000; and

"**RESOLVED THAT** Clauses 8 and 9 of the Memorandum of Association of the Company be deleted in their entirety and the following be substituted therefore:

"8. The authorised capital of the Company is US$189,000."

"9. The authorised capital is made up of two classes of shares of one series each, comprising (i) 20,000,000 common shares of US$0.009 par value (the "Common Shares"), and (ii) 1,000,000 preferred shares of US$0.009 par value (the "Preferred Shares")."

Dated this 19th day of June, 2008.

Offshore Incorporations Limited
Registered Agent